PPA TRANSFER AGREEMENT

This PPA TRANSFER AGREEMENT ("Agreement") is dated as of April 7, 1998 and is made by and between MONTAUP ELECTRIC COMPANY, a Massachusetts corporation ("Seller"), and TRANSCANADA POWER MARKETING LTD., a Delaware corporation ("Asset Purchaser"). This Agreement set forth the terms and conditions under which Seller transfers to Asset Purchaser the economic benefits and performance obligations, subject to Seller's continuing obligations to make certain payments, associated with the power purchase agreements herein after described ("the Power Purchase Agreement") between seller and third party power supplier ("the Power Seller"), to Asset Purchaser pursuant to the Asset Purchase Agreement dated as of April 7, 1998 ("the APA"), by and between Seller and Asset Purchaser.

1. The following Power Purchase Agreement (as amended or supplemented, a "Commitment") is attached as an exhibit hereto and is incorporated into this Agreement by reference.

Date    Power Supplier
5/14/86 Ocean State Power (Montaup)
9/28/88 Ocean State Power II (Montaup)
5/14/86 Ocean State Power (Montaup
7/12/88 Ocean State Power II (Montaup)

A Commitment shall be automatically deleted from the above Commitment list (the "Commitment List"} without further action by the parties: (i) on the effective date of any amendment and assignment of the Commitment pursuant to Section 7, below, (ii) upon the expiration of such Commitment pursuant to its terms, or
(iii) upon the termination of such Commitment pursuant to the written agreement of the parties thereto.

2. This Agreement shall become effective on the Effective Date (as defined in Section 12) and shall remain in effect until Asset Purchaser has made payment to Seller of amounts owed pursuant to Section 4, below, for the last month in which a Commitment is listed on the Commitment List, and Seller has made payment to Asset Purchaser of amounts owned pursuant to Section 8 below, for the last month in which such a payment is due.

3. Commencing as of the Effective Date, each month Seller agrees to provide to Asset Purchaser all capacity, energy and any other benefits it receives under each Conunitment as of the first day of the month. All electric energy shall be deliver ed to Asset Purchaser at the point at which the Power Seller makes delivery to Seller as established under such Commitment. Asset Purchase shall be responsible for making all arrangements necessary for the further transmission of such energy.


4. (a) Commencing as of the month following the Effective Date, Asset Purchaser agrees to Pay to Seller each month all amounts properly due from Seller to the Power Seller for the preceding month associated with capacity, energy and any other benefits made available to it by Seller from each Commitment on the preceding month's Commitment List, less the amount of Seller's payment obligation specified in Section 8 below. In turn, each month, Seller shall timely pay the Power Seller an amount equal to all amounts properly due to the Power Seller for the preceding month under each Commitment. For purposes of the first monthly payment due from Asset Purchaser to Seller under this Agreement in connection with each Commitment, energy payments shall be based on meter readings taken on the first day for which Asset Purchaser has a payment obligation under this Agreement and capacity payments shall be based on the ratio of the number of days in the month for which Asset Purchaser has a payment obligation under this Agreement to the total number of days in the month. Asset Purchaser shall make such payment sufficiently in advance of the time that such payment is due by Seller to the Power Seller as to allow Seller to make timely payment under such Commitment, which includes the amount Seller receives from Asset Purchaser in connection with such Commitment and the amount of Seller's payment obligation specified in Section 8 below.

(b) Upon the -Effective Date, Seller shall irrevocably and unconditionally assign and thereafter hold for the benefit of and/or credit to Asset Purchaser against payments due from it to Seller under Section 4(a) hereof or, at the termination of t his Agreement pay to Asset Purchaser, any and all amounts which are then or thereafter received by Seller from the Power Sellers under the Commitments, including, without limitation, any aggregate differential balances under any Commitment and the benefit of and proceeds from any security deposits, letters of credit or other similar instruments or accounts established for the benefit of Seller by the Power Seller, but excluding any credits or refunds received by Seller after the Effective Date which relate to billing errors or reconciliations of pre-Effective Date bills, and any amounts paid by the Power Sellers to Seller with respect to disputes arising before the Effective Date that are attributable to a period prior to the Effective Date .

5.       (a)     Effective as of the Effective Date, Seller hereby irrevocably and unconditionally appoints Asset Purchaser as its agent for all purposes under each Commitment. Asset Purchaser is authorized to take all actions that Seller may lawfully take under such Commitment without further approval by Seller, except that Seller's prior written consent shall be required for (i) actions that materially increase the costs to be incurred or the quantity of power to be purchased by Seller under such Commitment (such as the approval of facility expansions or fuel supply arrangements) and (ii) Commitment option exercises, term extensions or amendments. Seller shall not unreasonably withold such consent.

(b) Seller shall not agree to any amendment to or waiver of rights under a Commitment without Asset Purchaser's consent, which Asset Purchaser may grant or withhold in its sole discretion, and will not take any actions inconsistent with the provisions of this Section 5.

6. Each party shall be entitled to indemnification under this Agreement to the extent and in the manner set forth in Article 9 of the APA which is hereby incorporated herein by reference.

7.      (a)     Seller and Asset Purchaser agree to work cooperatively and use all reasonable efforts to amend each Commitment and assign the amended Commitment to Asset Purchaser so that Seller will be released of all further liabilities and obligations under each Commitment and Asset Purchaser will be directly in contract with the Power Seller (a "Novation"). Any such amendment shall include all modifications necessary to reflect the substitution of Asset Purchaser for Seller as the purchasing party under such Commitment (including modifications to Commitment price indices, where appropriate) and to properly describe interconnection, delivery point and transmission system references in such Commitment. It is intended by the parties that such Commitment amendment and assignment preserve the economic benefit of a Commitment to the Asset Purchaser while continuing to afford to Seller the protections for its or its Affiliates transmission system embodied in the Commitment, provided that nothing in this Agreement is intended to limit the ability of Asset Purchaser to direct the dispatch, availability, quantity of timing of capacity or electrical output of a facility that is the subject of a Commitment in accordance with the terms of such Commitment. Seller and Asset Purchaser agree to execute all agreements and documents reasonably requested by the other in connection with a Novation. The provisions of Section 8(d) shall apply in respect of a Novation.

(b) Notwithstanding the provisions of 7(a) the Seller and Asset Purchaser agree that, as a condition of any Novation, the Asset Purchaser will require Seller to provide, either (i) payment of a lump sum pursuant to the provisions of Section 8(d) which reduces the Seller's continuing obligation to zero ($0); or, if Seller and Buyer do not mutually agree to payment of a lump sum, (ii) a security interest to the Asset Purchaser in a portion of the Seller's Contract Termination Charge revenues a nd related service agreements with Eastern Edison Company, Blackstone Valley Electric Company and Newport Electric Corporation which is equal to the continuing obligation of the Seller under 8(b) and is acceptable to the Asset Purchaser acting reasonably.

8. (a) In the month during which this Agreement is executed, Seller shall pay the Power Seller an aggregate amount equal to the amount as set out in Schedule "A" attached hereto (the "Monthly Support Payment"), multiplied by a fraction, the numerator of which is the total number of days in the month in which this Agreement is executed, less the number of days in such month up to and including the date of the execution of this Agreement, and the denominator of which is the total number of days in the month in which this Agreement is executed, and such amount shall be deducted by Asset Purchaser from the amount due Seller under Section 4 above for such month.

(b) Commencing as of the month following the Effective Date of this Agreement and continuing for each succeeding month through and including January 2008, Seller shall pay to the Power Seller each month an aggregate amount equal to the Monthly Support Payment, and such amount shall be deducted by Asset Purchaser from the amount due Seller under Section 4 above.

(c)  In the event that the amount of the Monthly Support Payment set forth is
Section 8(b) (as adjusted to reflect any increase pursuant to this Section 8(c)) shall in any month exceed the amount due Seller from Asset Purchaser under Section 4, Seller shall increase the amount of its Monthly Support Payment in the next month (in addition to its obligation set forth in Section 8(b)) by the amount of such excess and Asset Purchaser shall also be allowed to deduct such excess from the amount due Seller under Section 4 for such month.

(d) To the extent that a Novation is executed with respect to a Commitment pursuant to Section 7 and Asset Purchaser and Seller agree to a lump-sum payment, Seller and Asset Purchaser agree to amend this Agreement to equitability provide for a lump-sum payment to either Asset Purchaser or the Power Seller to reduce the amount of Seller's retained obligation set forth in
Section 8(b). Such lump-sum payment and such reduction in the amount of Seller's retained obligation shall be in amounts to b e negotiated in good faith by Asset Purchaser and Seller. It is the intention of the parties that the lump-sum payment shall be based on the net present value of the amounts set out in Schedule "A" calculated using a discount rate acceptable to Asset Purchaser and Seller acting reasonably and which is reasonable given the remaining term of the amounts payable by the Seller to the Asset Purchaser as set out in Schedule "A", prevailing interest rates for similar financings done at the time of payment of the lump sum and the creditworthiness of Seller at the time of payment of the lump sum.

9. This Agreement and all rights, obligations, and performances of the parties hereunder, are subject to all applicable Federal and state laws, and to all promulgated orders and other duly authorized action of governmental authority having jurisdiction.

10. This Agreement, the APA and any other agreement entered into by the parties pursuant to the APA constitute the entire agreement between the parties, and supersede all previous offers, negotiations, discussions, communications and correspondence. This Agreement may be amended only a written agreement signed by the parties. Except as otherwise set forth in
Section 5 hereof, this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing,


(i) the Asset Purchaser may assign all of its rights and obligations hereunder to any wholly owned subsidiary (direct or indirect) of TransCanada Pipelines Limited ("TransCanada") and upon Seller's receipt of notice from Asset Purchaser of any such assignment, the Asset Purchaser will be released from all liabilities and obligations hereunder, accrued and unaccrued, such assignee will be deemed to have assumed, ratified, agreed to be bound by and perform all such liabilities and obligations, and all references herein to Asset Purchaser shall thereafter by deemed references to such assignee, in each case without the necessity for further act or evidence by the parties hereto or such assignee; provided, however, that no such assignment an d assumption shall release the Asset Purchaser from its liabilities and obligations hereunder unless the assignee shall have acquired all or substantially all of the Asset Purchaser's assets; provided, further, however, that no such assignment and assumption shall relieve or in any way discharge TransCanada from the performance of its duties and obligations under the Guaranty dated as of the date of this Agreement executed by TransCanada; and (ii) the Asset Purchaser or its permitted assignee ma y assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institutions) for the purpose of financing or refinancing the Commitment including upon or pursuant to the exercise of remedies under a financing or refinancing, or by way of assignments, transfers, conveyances or dispositions in lieu thereof, provided, however, the no such assignment or disposition shall relieve or in any way discharge the Asset Purchaser or such assignee from the performance of its duties and obligations under this Agreement. Seller agrees to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, conveyances, pledge or disposition of rights hereunder so long as Sellers rights under this Agreement are not thereby otherwise altered, amended, diminished or otherwise impaired. The interpretation and performance of this Agreement shall be according to and controlled by the laws of The Commonwealth of Massachusetts (regardless of the laws that might otherwise govern under applicable Massachusetts principles of conflicts of laws). This Agreement may be executed in one or more counterparts and each such counterpart shall constitute one and the same instrument.

11. All payments required under this Agreement shall be paid in cash by federal or other wire transfer of immediately available funds to an account designated by the party to receive such such payment.

12. This Agreement shall be of no force and effect until the Effective Date. If the APA shall have been terminated before the occurrence of the Closing Date (as defined in the APA), this Agreement shall, without any action of the parties hereto, terminate as of the time of the termination of the APA. As used in this Agreement, "Effective Date" shall mean the Effective Date (as defined in the APA).

13. In the event that TransCanada Power Marketing, Ltd. or successor is in default of the Wholesale Standard Offer Agreement between TransCanada Power Marketing, Ltd. and Eastern Edison Company, Blackstone Valley Electric Company and Newport Electric Corporation and, having been given notice has failed to cure such default within the time specified in the Wholesale Standard Offer Agreement, Seller's obligation to make support payments under Section 8(a) will be suspended until such default i s fully cured.


IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on their behalf as of the date first above written.


MONTAUP ELECTRIC COMPANY


By:  /s/ Kevin A. Kirby
Name:  Kevin A. Kirby
Title:  Vice President

TRANSCANADA POWER MARKETING LTD.


By:  /s/ Alex Pourbaix
Name:  Alex Pourbaix
Title:  Vice President


By:  /s/ Russ Girling
Name:  Russ Girling
Title:  Senior Vice President